Exhibit 10.3

SEVENTH AMENDMENT TO LEASE
(Creekside)

THIS SEVENTH AMENDMENT TO LEASE (“Seventh Amendment”) is made and entered into as of the 12th day of February, 2007, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord”) and WEBSENSE, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.            Legacy-RECP Sorrento OPCO, LLC, a Delaware limited liability company (“Original Landlord”) and Tenant entered into that certain Office Lease dated as of April 19, 2002 (the “Original Lease”), as amended by (i) that certain First Amendment to Lease dated as of October 1, 2002 by and between Original Landlord and Tenant (the “First Amendment”), (ii) that certain Second Amendment to Lease dated as of April 30, 2003 by and between Tenant and Sorrento Valley Road, LLC, a Delaware limited liability company (“SVR”) (as successor-in-interest under the Lease to Original Landlord) (the “Second Amendment”), (iii) that certain Third Amendment to Lease dated as of July 30, 2004 by and between Tenant and SVR (the “Third Amendment”), (iv) that certain Fourth Amendment to Lease dated as of March 24, 2005 by and between Tenant and SVR (the “Fourth Amendment”), (v) that certain Fifth Amendment to Lease dated as of December 21, 2006 by and between Landlord (as successor to SVR) and Tenant (the “Fifth Amendment”), and (vi) that certain Sixth Amendment to Lease dated as of January 30, 2007 by and between Landlord and Tenant (“Sixth Amendment”), whereby Tenant leases certain space located in those certain buildings located and addressed at 10220, 10240 and 10260 Sorrento Valley Road, San Diego, California (collectively, the “Project”). The Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment may be referred to herein as the “Lease.”

B.            By this Seventh Amendment, Landlord and Tenant desire to further extend the Lease Term and to otherwise modify the Lease as provided herein.

C.            Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.             The Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord the following space (collectively, the “Premises”) consisting of a total of 105,797 rentable square feet: (i) all of the space in the Building located at 10240 Sorrento Valley Road, San Diego, California (the “10240 Building”) consisting of a total of 64,117 rentable square feet, (ii) Suite 175 on the first (lst) floor of the Building located at 10220 Sorrento Valley Road, San Diego, California (the “10220 Building”) consisting of 4,617 rentable square feet, and (iii) all of the space located in the building located at 10260 Sorrento Valley Road, San Diego, California (the “10260 Building”) consisting of a total of 37,063 rentable square feet. The square footage of the Premises located at the 10260 Building is the result of a remeasurement of the Project and shall be effective as of January 1, 2009.

2.             Extended Lease Term. The Lease Expiration Date shall be extended such that the Lease shall expire on December 31, 2013 (“New Termination Date”). The period from January 1, 2009 through the New Termination Date specified above, shall be referred to herein as the “Extended Term.” Tenant’s termination right provided in Section 14 of the Third Amendment shall be null and void. However, Tenant shall retain the option to further extend the Extended Term for an additional period of five (5) years in accordance with, and subject to, all terms and conditions of the Extension Option Rider attached to the Original Lease; provided, however, that any references in such Extension Option Rider to the initial Lease Term shall mean and refer to the Extended Term, as defined in this Section 2 above.

3.             Monthly, Base Rent. Notwithstanding anything to the contrary in the Lease, during the Extended Term, Tenant shall pay, in accordance with the provisions of this Section 3. Monthly Base Rent for the Premises as follows:

Period	Monthly Base Rent	Monthly Base Rent Per Rentable Square Foot
1/1/2009 – 12/31/2003	$184,086.78	$1.74

1/1/2010 – 12/31/1010	$190,434.60	$1.80

1/1/2011 – 12/31/2011	$196,782.42	$1.86

1/1/2012 – 12/31/2012	$204,188.21	$1.93

1/1/2013 – 12/31/2013	$211,594.00	$2.00

4.             Improvements to the Premises.

4.1.          Landlord’s Work. Landlord shall cause the following work to be performed at the Project:

(a)           Repair the three (3) AAON HVAC units (replace the coils and refurbish the units) and replace the 50-ton Carrier HVAC unit at the 10240 Building with a new HVAC unit of a size to be determined after Landlord performs final engineering calculations for such building. In addition, Landlord will provide controls to each of the VAV units, rooftop units and the unit in Tenant’s computer room in the 10240 Building necessary to enable the Premises in such building to be air conditioned and heated in a first-class and cost efficient manner. The work described in this Section 4.1(a) may be collectively referred to herein as the “HVAC Work.” Subject to Landlord’s receipt of final engineering design and subject to availability of equipment, Landlord estimates that the HVAC Work will be completed within ten (10) to eighteen (18) weeks after Landlord orders parts and equipment and Landlord agrees to order such parts and equipment no later than February 23, 2007. Landlord shall otherwise cause the HVAC Work to be completed as soon as reasonable possible in accordance with a schedule reasonably approved by Tenant.

(b)           Upgrade the fire/lifesafety systems in the 10220 Building and the 10260 Building to a level that is at least consistent with the quality of the fire/lifesafety system within the 10240 Building (collectively, the “Fire/Lifesafety Work”). The Fire/Lifesafety Work shall include the addition of pull stations, sirens, strobes, emergency announcement systems and other fire/lifesafety improvements required by law. Landlord agrees to use commercially reasonable efforts to cause the Fire/Lifesafety Work to be completed no later than July 1, 2007, subject to Landlord’s ability to obtain permits for such work on a timely basis and the availability of necessary parts and equipment.

(c)           Upgrade the restrooms in the 10260 Building (including tile and ventilation) to be consistent with the quality and function of the restrooms within the 10240 Building (collectively, the “10260 Restroom Work”). Landlord agrees to use commercially reasonable efforts to cause the 10260 Restroom Work to be completed on or before July 1, 2007.

(d)           Install a back-up generator to supply power to that portion of the Premises located in the 10220 Building and the air handlers serving such portion of the Premises for the computer server room therein (collectively, the “Generator Work”). Landlord shall use commercially reasonable efforts to cause the Generator Work to be completed on or before September 1, 2007, subject to Landlord’s timely receipt of necessary permits and the availability of necessary parts and equipment. Such back-up generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) any period of electrical power outage at the Project. Tenant shall be entitled to operate the generator for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord which approval will not be unreasonably withheld, conditioned or delayed. Any repairs and maintenance of such generator shall be the sole responsibility of Tenant.

To the extent that specifications for any of Landlord’s Work are not designated in this Section 4.1 above, such specifications shall be as reasonably determined by Landlord and Tenant. Except as specifically set forth in this Section 4.1, Tenant hereby agrees to accept the Premises in its “as-is” condition and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises except as expressly provided in this Section 4.1 above.

4.2.          Refurbishment Allowance. Landlord and Tenant acknowledge that a balance of Three Hundred Twenty-Eight Thousand Two Hundred Twenty and 29/100 Dollars ($328,220.29) of the “New Refurbishment Allowance” (as defined in Section 7.2.1 of the Third Amendment) remains available to Tenant. In addition, to the extent that the total cost of design and construction of Landlord’s Work (collectively, the “Landlord’s Work Costs”) is less than One Million Three Hundred Seventy-Five Thousand Three Hundred Sixty-One and no/100 Dollars ($1,375,361.00) (based on $13.00 per rentable square foot of the Premises), such difference (the “Landlord Work Allowance”) shall be available to Tenant to design and construct refurbishments to the then existing tenant improvements in the Premises subject to all terms and conditions of this Section 4.2 below. In calculating the Landlord Work Costs, Landlord shall charge an administration fee of two percent (2%) of all other Landlord Work Costs. To the extent that total Landlord Work Costs exceed the Landlord Work Allowance, Landlord shall be responsible for such excess and there shall be no Landlord Work Allowance. The remaining balance of the New Refurbishment Allowance and any Landlord Work Allowance may be used by Tenant to renovate the then-existing tenant improvements in the Premises and the remaining balance of the New Refurbishment Allowance may be used by Tenant as set forth in Section 7.2 of the Third Amendment; provided, however, that (i) Tenant shall not have access to the Landlord Work Allowance (if any) prior to December 1, 2007 and shall thereafter have until December 31, 2010 to utilize any such Landlord Work Allowance, except that up to Three Hundred Thousand Dollars ($300,000.00) of the Landlord Work Allowance may be used by Tenant to renovate the then-existing tenant improvements in the Premises at any time from January 1, 2011 through and including December 31, 2012 and Landlord shall retain any portion of the Landlord Work Allowance (A) in excess of Three Hundred Thousand Dollars ($300,000.00) that remains unused after December 31, 2010, and/or (B) that remains unused after December 31, 2012; and (ii) the “Landlord’s Supervision Fee” (as set forth in Section 7.2.1.4 of the Third Amendment) applicable with respect to renovation of the tenant improvements in the Premises paid for from the Landlord Work Allowance shall be one percent (1%) of the costs incurred by Tenant to design and construct such refurbishments to the tenant improvements (whereas the terms and conditions of Section 7.2.1.4 shall continue to apply to the remaining balance of the New Refurbishment Allowance). Tenant agrees to use its reasonable efforts to minimize any disruption to any other tenants in the Project during the course of construction of refurbishments to the tenant improvements and Landlord understands that Tenant intends to custom design its space and may use materials which are equal to or exceed Project-standard, subject to Landlord’s reasonable approval. At the time of granting such approval, Landlord shall indicate which, if any, of such tenant improvements must be removed from the Premises upon expiration or earlier termination of the Lease as provided in Section 8.3 of the Original Lease. Except as otherwise expressly provided herein, all terms and conditions of Section 7.2 of the Third Amendment shall apply to Tenant’s design and construction of the refurbishments to the tenant improvements.

5.       Security Deposit. Tenant has previously deposited with Landlord One Hundred Four Thousand Three Hundred Eighty-Two and 48/100 Dollars ($104,382.48) as a Security Deposit under the Lease. Landlord shall continue to hold the Security Deposit in accordance with the terms and conditions of Article 20 of the Original Lease

6.       Parking. All terms and conditions of the Lease regarding Tenant’s parking shall continue to apply throughout the Extended Term; provided, however (i) notwithstanding Section 8 of the Third Amendment, visitor and guest parking spaces shall be made available within a designated short-term surface visitor parking area near the entry door of the 10240 Building; provided, however, that the cost to designate any spaces as visitor parking shall be at Tenant’s sole cost and expense (and which costs may be deducted from the remaining balance of the New Refurbishment Allowance described in Section 4.2 above); (ii) Landlord shall make available to Tenant, at no charge to Tenant, motorcycle and bicycle parking for between six (6) to twelve (12) bicycles or motorcycles, with the exact number to be as reasonably determined by Landlord; and (iii) as an Operating Expense of the Project (and not as a charge to the Landlord’s

Work Costs), Landlord will use reasonable efforts to sandbag flood-prone areas of the parking lot of the Project as necessary during the winter months and shall investigate more permanent measures to alleviate such flooding.

7.        Signage. Tenant shall be entitled to retain all signage rights provided in the Lease throughout the Extended Term and, if at any time Tenant also leases the entire 10220 Building, subject to Tenant's receipt of all applicable governmental approvals and permits and Tenant's compliance with all applicable laws, Tenant shall have the right, at Tenant's option and at Tenant's sole cost and expense, to install a sign at the top of the exterior of the 10220 Building in accordance with, and subject to, all of the terms and conditions of Section 24.8.1 of the Original lease.

8.              Right of First Offer.  Tenant's right of first offer provided in Section 1.6 of the Original Lease shall continue to apply throughout the Extended Term; provided, however (i) the “First Offer Space” shall mean all space in the Project not leased by Tenant, (ii) any reference in Section 1.6 of thc Original Lease to the “initial Lease Term” shall mean and refer to the “Extended Term” (as defined in Section 2 of this Seventh Amendment above); (iii) any provision in Section 1.6 of the Original Lease which is said to be applicable prior to the first (lst) anniversary of the Lease Commencement Date shall no longer be applicable; and (iv) in Section 1.6.6 of the Original Lease, the first (1st) sentence shall apply and the remainder of Section 1.6.6 shall be of no force or effect.

9.             Satellite Equipment.  Section 24.30 of the Original Lease shall continue to apply throughout the Extended Term; provided, however, that Tenant's right to install Satellite Items shall apply on each of the buildings in the Project. If Tenant so elects to install additional Satellite Items, Landlord may require that Landlord (or Landlord’s rooftop management company) and Tenant enter into a license agreement for the installation and operation of such equipment, which license agreement shall reflect the terms and conditions of Section 24.30 of the Original Lease. Furthermore, Tenant shall have the right to contract directly with cable and fiber optic service firms, without additional charges from Landlord, subject to Landlord's reasonable approval of all terms and conditions of such service and if any such provider requires the installation of additional equipment outside of the Premises, such provider must enter into a written agreement with Landlord selling forth the terms and conditions of the access to be granted to such provider. In no event shall Landlord be obligated to incur any costs or liabilities in connection with the installation or delivery of telecommunications services or facilities at the Project.

10.      HVAC. All terms and conditions of Article 6 of the Original Lease shall apply throughout the Extended Term; provided, however, that during the Extended Term, the three and one-half percent (3.5%) surcharge on utilities costs to cover Landlord's administrative costs in providing after-hours HVAC service as otherwise provided in Section 6.2(ii)(1) shall not apply.

11.      Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Seventh Amendment other than Burnham Real Estate (representing Landlord) and Capstone Commercial Properties, Inc. (representing Tenant), each of whom shall be compensated by Landlord pursuant to a separate agreement. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any other person or entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Seventh Amendment.

12.      Signing Authority. Concurrently with Tenant's execution of this Seventh Amendment, Tenant shall provide to Landlord reasonable evidence of the authority of the individuals executing this Seventh Amendment on behalf of Tenant.

13.           Notices. Any notices to Landlord shall be addressed to the management office for the Project, with a copy to Landlord, c/o Arden Realty, Inc., 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025, Attention: Legal Department.

14.           No Further Modification. Except as set forth in this Seventh Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Seventh Amendment has been executed as of the day and year first above written.

“Landlord”:

ARDEN REALTY LIMITED PARTNERSHIP,
a Maryland limited partnership

By:	ARDEN REALTY, INC.,
a Maryland corporation
Its: Sole General Partner

By:

Its:

“Tenant”:

WEBSENSE, INC.,
a Delaware corporation

By:
Name:
Its:

By:
Name:
Its: